EXHIBIT 99.l

        Intraop Medical Corporation and Intraop Medical, Inc.
        Agree to Extend Merger Discussions until July 31, 2004

    SALT LAKE CITY--(BUSINESS WIRE)--June 29, 2004--Intraop Medical Corporation (OTCBB:IOPM) announced today that both Intraop Medical Corporation and its proposed merger target, Intraop Medical, Inc. have agreed to extend the date of their Merger Agreement to July 31, 2004.
    Intraop Medical Corporation, headquartered in Salt Lake City, Utah, currently has no operations or business, and has entered into an a Merger Agreement with Intraop Medical, Inc. pursuant to which Intraop Medical Corporation will acquire Intraop Medical, Inc. in a merger. The Merger Agreement was scheduled to expire on June 30th unless extended by both parties. The company is in the process of responding to SEC comments on the merger and expects to complete its response shortly.
    Completion of the merger is subject to numerous conditions, including approval by both companies' stockholders and satisfaction of due diligence.
    Intraop Medical, Inc., a private company headquartered in Santa Clara, Calif., manufactures and distributes the Mobetron, a proprietary mobile and self-shielded linear accelerator used to treat cancer patients in the operating room. The Mobetron allows doctors to deliver radiation directly to the residual tumor or tumor bed during the surgical procedure for cancer. This technique, called "Intraoperative Radiation Therapy" or "IORT" has been shown to improve local control and survival for many types of cancers. The Mobetron is the only IORT unit that is both mobile and requires no shielding for use in the operating room. To date, nine Mobetrons have been delivered to hospitals in the U.S., Europe and Japan. The Mobetron has 510k certification, as well as CE Mark, JIS approval (Japan), and SDA approval (China). Website: www.intraopmedical.com

    Safe Harbor Regarding "Forward Looking Statements"

    This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are made as of today's date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as "anticipate," "will," "intend," and similar words and phrases which denote and may depend on future events. Our assumptions underlying these statements are also "forward-looking" statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. Among these risks and uncertainties are the parties' inability to finalize definitive transaction documents or to successfully complete due diligence, the failure to obtain shareholder approval of the proposed merger, the Company's inability to raise operating capital through loans or the sale of equity securities, and other risks and uncertainties discussed in the filings of Digitalpreviews.com with the Securities and Exchange Commission, which are available from its website at www.sec.gov.

    CONTACT: Intraop Medical, Inc.
             Donald A. Goer, 408-986-6020
             or
             Summit Financial Partners, LLC
             Anthony D. Altavilla, 317-218-0204 (Investor Relations)